UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 27, 2008
Date of Report (Date of earliest event reported)

URANERZ ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	001-32974	98-0365605
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

Suite 1410 - 800 West Pender Street
Vancouver, British Columbia Canada		V6C 2V6
(Address of principal executive offices)		(Zip Code)

604-689-1659
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 27, 2008, the registrant entered into a subscription agreement with Denison Mines Corp. (“Denison”), pursuant to which Denison make a strategic investment in the registrant and will purchase 5,465,000 units of the registrant at a price of US$2.40 per unit. Upon closing of the strategic investment, it is anticipated that Denison will own approximately 9.9% of the issued and outstanding common shares of the registrant. The closing is anticipated to occur on or around April 9, 2008. Closing is subject to the approval of the placement by the American Stock Exchange and the Toronto Stock Exchange. A cash advisory fee equal to 4.0% of the gross proceeds received by the registrant will be payable to a financial advisor of the registrant in relation to the strategic investment.

Each unit will be comprised of one common share and one-half of one common share purchase warrant. Each whole warrant will entitle the holder to purchase one additional share of the registrant’s common stock for a period of 24 months after the closing at an exercise price of US$3.50 per share.

The units will be placed in an offshore transaction pursuant to an exclusion from the registration requirements of the United States Securities Act of 1933, as amended (the “Securities Act”) provided by Regulation S under the Securities Act.

The securities being offered have not been and may not be registered under the Securities Act, or the securities laws of any state, and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. Persons or persons within the United States without registration unless an exemption from such registration requirements is available. This Form 8-K does not constitute an offer for sale or a solicitation of offers to buy securities in the United States.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URANERZ ENERGY CORPORATION

DATE: April 2, 2008	By:	/s/ “Sonya Reiss”
Sonya Reiss
Vice President, Corporate Affairs and Secretary